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

                                                                                              EXHIBIT 12.1

                                   COMPUTATION OF RATIO OF EARNINGS
                                           TO FIXED CHARGES
                                      (In Thousands, except ratios)

                                                                                                 6 MONTHS
                                                                                                    ENDED
                               1997        1998         1999         2000          2001        MAR. 31, 2002
                              -----       -----        -----        -----         -----       ---------------
NET INCOME                   15,619      39,364       27,720        23,148       27,346              14,988
ADD:
      INCOME TAXES            9,759      20,955       18,787        12,750       13,774               8,114
      NET INTEREST EXPENSE    1,212       3,599        4,172         3,907        2,939                 886
      AMORTIZATION OF
      CAPITALIZED INTEREST       80         250          370           400          430                 260
                            -------     -------      -------       -------       ------             -------
TOTAL EARNINGS               26,670      64,168       51,049        40,205       44,489              24,248
                            =======     =======      =======       =======       ======             =======

TOTAL INTEREST EXPENSE        2,432       4,972        4,642         3,907        3,419               1,656
                            =======     =======      =======       =======       ======             =======

RATIOS                          9.1         7.8          9.1           9.7          7.7                 6.8
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